Exhibit 23.1
CONSENT
Dear Sirs/Mesdames:
Reference is made to the technical report relating to a pre-feasibility study on the Paciência gold project dated March 30, 2007, entitled “Prefeasibility Study – for the mining and metallurgy of the gold mineral deposit “Santa Isabel Mine” Located in Itabirito, State of Minas Gerais, Brazil,” as well as the resource update and pre-feasibility reports dated March 16, 2004, September 17, 2004, December 20, 2004 and February 19, 2007, in each case prepared for Jaguar Mining Inc. by TechnoMine Services, LLC.
The undersigned hereby consents to the inclusion of the above reports, our name and references to and excerpts from these reports in the Form 40-F to be filed with the SEC.
Yours very truly,

/s/ TECHNOMINE SERVICES, LLC
TechnoMine Services, LLC
Scott Wilson Roscoe Postle Associates Inc.

Dated June 15, 2007